Letter to XsunX, Inc. Shareholders Offering a Summary of the Shareholder
Conference Call Held February 12, 2009

ALISO VIEJO, California, February 18, 2009 – XsunX, Inc. (OTCBB, XSNX.), On February 12, 2009 the Company held a shareholder conference call allowing the executive management the opportunity to address questions pertaining to the Company’s 2008 annual report and efforts to establish its TFPV manufacturing presence.  Thank you to the over 120 participants who called in and for those who could not participate due to conflicted schedules this letter will provide an overview on the general topics of discussion.

•	Question: Has the Company been reinstated to the OTCBB and has the symbol changed?
o
The Company resumed quotation on the OTCBB under its original symbol XSNX on February 5, 2009 three days after filing its annual report for the fiscal year ended September 30, 2008. As of February 5th the “e” and “pk” extensions were both removed from the symbol.

•	Question: What caused the delay in filing the annual report, the addition of the “e” to the symbol, and removal from the OTCBB?
o
The delay in filing, the addition of an “e” to the symbol, and temporary removal from the OTCBB, was related to the unexpected revocation of the Company’s previous auditors' registration to practice before the PCAOB. The Company could no longer include the audit reports of its prior auditor in the Company’s SEC filings. As a result, the Company was required to retain a new registered auditor and perform an audit not only for the fiscal year ended September 30, 2008 but also for fiscal years 2007 and 2006.

•	Question: Is the Company’s manufacturing equipment being built and if so where?
o
There are 26 component parts to the TFPV production line supplied from approximately 6 to 7 vendors. Currently 24 of these components are in various stages of assembly at facilities external to the Company’s Wood Village TFPV manufacturing location. These separate components will need to be delivered to the Wood Village facility for final assembly of the components into an integrated TFPV manufacturing line.

•	Question: How much cash has the Company raised in 2008, and how was the cash raised put to use in building the facility?
o
Of the approximate $8.5 million of equity capital raised in 2008 the Company has applied approximately $5.4 million towards capital expenditures related to the order of manufacturing equipment. Approximately $6 million of the $21 million dollar equity line in place with Fusion Capital has been utilized.

•	Question: Does the Company plan to sell more equity to fund the manufacturing facility build out or does it have other plans?
o
Management is working to structure financing that would leverage smaller amounts of equity investments to fund general working capital needs while utilizing the value of its existing sales contracts and the collateralized value of its manufacturing equipment to secure debt and/or equipment lease based financing for the approximate $34 million in additional capital necessary to complete the TFPV manufacturing system.

•	Question: When does management believe that production of solar modules will begin?
o
The Company is continuing to work within the limitations presented by the unanticipated volatility within the financial markets.  Assuming timely access to funds there is approximately six months necessary to complete the assembly of the TFPV system. Once assembled production will ramp up over a 12 month period with the goal of achieving 85% system utilization and a 58% average over the first year of production.

•	Question: Management was provided salary increases in the 2008 fiscal period and incentives were granted to employees. Can you please explain why this was done?
o
In October 2007 management was provided with an increase to salaries. The Company is subject to continual predatory pressure from within the solar industry seeking to recruit certain of its key employee’s. The increase to salaries was part of what the Company believed to be necessary to reduce the loss of key personnel, and provide commensurate compensation with industry peers. Consistent with Company policy, stock option awards have been provided to employees that the Company deems capable of influencing the attainment of business objectives. These stock option awards typically contain milestone based vesting provisions that are tied to certain key business objectives.  Management believes that these types of incentives tied to business objectives are consistent with shareholder interests.

•	Question: The Company has announced sales contracts but has not provided the names of buyers, why not? Also, what has the Company done to verify the credit worthiness of these buyers?
o
XsunX has signed two sales contracts to date with a total commitment of 19MW of capacity, 7 MW slated for 2009 and 12 MW salted for 2010 with a total contract value of $47MM.   The names of the parties to which the Company has entered into these contracts with have not been made public due to non-disclosure agreements that XsunX is honoring. The Company completed due diligence related to credit worthiness and receives monthly updated reports from Dun & Bradstreet. In addition to the sales contracts in place the Company continues to build its relationships with those potential buyers in its pre-sales reservation program.

•	Question: Can you please explain changes made to the Company’s plans for a pilot line?
o
The initial plan to produce a pilot line for full scale samples has been scaled down to a tool set for process control and development used in increasing the efficiencies of the manufacturing process.  The focus of this decision was based on marketing efforts that allowed the Company to re-evaluate the need for a full size pilot line, and management’s interest in reducing capital costs by several million dollars.

•	Question: What has the Company done to prepare for expansion of production to 100MW?
o
Expansion of manufacturing facilities has and will continue to be gauged by the Company’s access to sufficient financing necessary for expanded operations. Some initial planning has been preformed and the Company has identified another facility that would be suitable for housing 3 additional TFPV manufacturing lines which would produce approximately 100MW+ capacity, but the immediate strategy is to complete the build-out of the Company’s initial 25 MW facility.

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Question: Earlier in the Company’s development work was performed to develop a method to commercialize PowerGlass as a semi-transparent solar device for use in office windows. Are there plans to commercialize this technology now or in the future?

o
The Company is not engaged at this time in efforts to produce PowerGlass. The Company does foresee the potential of leveraging production technologies developed and put to use in its current TFPV facility in the production of a PowerGlass product in the future. We do not have specific plans or a time line established for these future efforts at this time.

•	Question: Can the Company scale down the scope and planned capacity of its manufacturing facility to reduce capital requirements and still service its current sales contracts?
o
The Company is currently reviewing methods that may allow the assembly of a smaller initial production capacity requiring fewer manufacturing components and less capital expenditure with the objective of providing sufficient manufacturing capacities necessary to service its existing sales contracts. While this may require a staggered ramping of manufacturing capacities the Company believes that this process may allow the Company to work within the limitations presented by the unanticipated volatility within the financial markets.

Thank you for your continued interest and support. If you have additional questions please contact our Investor Relations desk by email at investors@xsunx.com or by phone at 888-797-4527.

Yours Truly,
Tom M. Djokovich, CEO
XsunX, Inc.

Safe Harbor Statement: Matters discussed in this shareholder letter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this shareholder news letter, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.